EXHIBIT 99.2
INDEX OF FINANCIAL STATEMENTS

Description	Page No.
Report of Independent Registered Public Accounting Firm	2

Statement of Assets Acquired and Liabilities Assumed at April 30, 2010	3

Notes to Statement of Assets Acquired and Liabilities Assumed	4-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Oriental Financial Group Inc.:
We have audited the accompanying Statement of Assets Acquired and Liabilities Assumed by Oriental Bank and Trust (the “Bank”), a wholly owned subsidiary of Oriental Financial Group Inc. (the “Group”), pursuant to the Purchase and Assumption Agreement, dated April 30, 2010, executed by and between Oriental Bank and the Federal Deposit Insurance Corporation (the “Purchase and Assumption Agreement”). This financial statement is the responsibility of the Group’s management. Our responsibility is to express an opinion on the financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the accompanying Statement of Assets Acquired and Liabilities Assumed by the Bank pursuant to the Purchase and Assumption Agreement, is presented fairly, in all material respects, on the basis of accounting described in Note 1.
/s/ KPMG LLP
San Juan, Puerto Rico
July 16, 2010
Stamp No. 2471848 of the PuertoRico
Society of Certified Public Accountants
was affixed to the record copy of this report.

Statement of Assets Acquired and Liabilities Assumed

April 30, 2010
(in thousands)
Assets
Cash and cash equivalents	$89,777
Federal Home Loan Bank stock	10,077
Loans covered by loss sharing	838,185
Loans not covered by loss sharing	1,298
Foreclosed real estate covered by loss sharing	17,527
Other repossessed properties covered by loss sharing	3,062
FDIC loss share receivable	516,250
Core deposit intangible	1,423
Other assets	5,301

Total assets acquired	$1,482,900

Liabilities
Deposits	$729,546
Other liabilities	15,845

Total liabilities assumed	$745,391

Net assets acquired	$737,509

The accompanying notes are an integral part of this financial statement.

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Oriental Financial Group Inc. (the “Group”) is the holding company for Oriental Bank and Trust (the “Bank”). It has four direct subsidiaries, the Bank, Oriental Financial Services Corp. (“Oriental Financial Services”), Oriental Insurance, Inc. (“Oriental Insurance”) and Caribbean Pension Consultants, Inc., which is located in Boca Raton, Florida. The Group also has a special purpose entity, Oriental Financial (PR) Statutory Trust II (the “Statutory Trust II”). Through these subsidiaries and its divisions, the Group provides a wide range of financial services such as mortgage, commercial and consumer lending, financial planning, insurance sales, money management and investment banking and brokerage services, as well as corporate and individual trust services.

The Bank is subject to the supervision, examination and regulation of the Office of the Commissioner of Financial Institutions of Puerto Rico (“OCIF”) and the Federal Deposit Insurance Corporation (“FDIC”). The Bank offers banking services such as commercial and consumer lending, saving and time deposit products, financial planning, and corporate and individual trust services, and capitalizes on its commercial banking network to provide mortgage lending products to its clients. Oriental International Bank Inc. (“OIB”), a wholly-owned subsidiary of the Bank, operates as an international banking entity (“IBE”) pursuant to the International Banking Center Regulatory Act of Puerto Rico, as amended. OIB offers the Bank certain Puerto Rico tax advantages. OIB activities are limited under Puerto Rico law to persons and assets/liabilities located outside of Puerto Rico.

The Group’s accounting and reporting policies conform to U.S. general accepted accounting principles (“GAAP”) and practices in the financial services industry.

As described in Note 2, the Bank acquired certain assets and assumed certain deposits and other liabilities of the former Eurobank, a Puerto Rico commercial bank, pursuant to a definitive agreement in an FDIC-assisted transaction (the “Eurobank Acquisition”) on April 30, 2010. The acquisition of the net assets of Eurobank constitutes a business acquisition as defined by Topic 805 (“Business Combinations”) of the Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”). ASC 805 establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired and the liabilities assumed. Accordingly, the estimated fair values of the acquired assets, including the FDIC loss share receivable (which is accounted for as an indemnification asset under ASC 805) and the assumed liabilities in the Eurobank Acquisition were measured and recorded at the April 30, 2010 acquisition date. The statement of assets acquired and liabilities assumed is intended to provide the net assets acquired from Eurobank Acquisition and excludes any consideration given to the FDIC as part of the transaction.

Fair Value of Assets Acquired and Liabilities Assumed

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. The methods used to determine the fair values of the significant assets acquired and liabilities assumed are described below.

Cash and cash equivalents — Cash and cash equivalents include cash and due from banks, and interest-earning deposits with banks and the Federal Reserve Bank. Cash and cash equivalents have a maturity of 90 days or less at the time of purchase. The fair value of financial instruments that are short-term or re-price frequently and that have little or no risk are considered to have a fair value that approximates to carrying value.

Federal Home Loan Bank stock — The fair value of acquired FHLB stock was estimated to be its redemption value. Subsequent to April 30, 2010 the FHLB stock was redeemed at its carrying amount. The FHLB requires member banks to purchase its stock as a condition of membership and the amount of FHLB stock owned varies based on the level of FHLB advances outstanding.

Loans — Loans acquired in the Eurobank Acquisition, except credit cards, are referred as “covered loans” as the Bank will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the loss sharing agreements. At the April 30, 2010 acquisition date, the estimated fair value of the Eurobank Acquisition loan portfolio was $839.5 million. Loans fair values were estimated by discounting the expected cash flows from the portfolio. In estimating such fair value, the Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows represents the nonaccretable difference. The nonaccretable difference represents an estimate of the credit risk in the Eurobank Acquisition loan portfolio at the acquisition date.

In calculating expected cash flows, management made several assumptions regarding prepayments, collateral cash flows, the timing of defaults, and the loss severity of defaults. Other factors expected by market participants were considered in determining the fair value of acquired loans, including loan pool level estimated cash flows, type of loan and related collateral, risk classification status (i.e. performing or nonperforming), fixed or variable interest rate, term of loan and whether or not the loan was amortizing and current discount rates.

Foreclosed real estate and other repossessed properties - Foreclosed real estate and other repossessed properties (primarily vehicles) are presented at its estimated fair value and are also subject to the FDIC shared-loss agreements. The fair values were determined using expected selling price and date, less selling and carrying costs, discounted to present value.

FDIC loss share receivable — The FDIC loss share receivable, also known as the indemnification asset, is measured separately from each of the covered asset categories as it is not contractually embedded in any of the covered asset categories. For example, the FDIC loss share receivable related to estimated future loan losses is not transferable should the Bank sell a loan prior to foreclosure or maturity. The $516.3 million fair value of the FDIC loss share receivable represents the present value of the estimated cash payments (net of amount owed to the FDIC) expected to be received from the FDIC for future losses on covered assets based on the credit adjustment on estimated cash flows for each covered asset pool and the loss sharing percentages. The ultimate collectability of the FDIC loss share receivable is dependent upon the performance of the underlying covered loans, the passage of time and claims paid by the FDIC which are impacted by the Bank’s adherence to certain guidelines established by the FDIC.

Core deposit intangible (“CDI”) — CDI is a measure of the value of non-interest checking, savings, and NOW and money market deposits that are acquired in business combinations. The fair value of the CDI stemming from any given business combination is based on the present value of the expected cost savings attributable to the core deposit funding, relative to an alternative source of funding. The CDI related to the Eurobank Acquisition will be amortized over an estimated useful life of 10 years to approximate the existing deposit relationships acquired. The Group evaluates such identifiable intangibles for impairment when an indication of impairment exists.

Deposit liabilities — The fair values used for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for time deposits are estimated using a discounted cash flow method that applies interest rates currently being offered on time deposits to a schedule of aggregated contractual maturities of such time deposits.

Deferred taxes — Deferred income taxes relate to the differences between the financial statement and tax bases of assets acquired and liabilities assumed in this transaction. The Group’s effective tax rate used in measuring deferred taxes resulting from the Eurobank Acquisition is 39%.

Other assets and other liabilities — Given the short-term nature of these financial instruments the carrying amounts reflected in the statement of assets acquired and liabilities assumed approximated fair value.

Use of Estimates

Management made a number of significant estimates and assumptions relating to the reporting of assets and liabilities at the date of the statement of assets acquired and liabilities assumed. Management exercised significant judgment regarding assumptions about market participant expectations regarding discount rates, expected cash flows including prepayments, default rates, market conditions and other future events that are highly subjective in nature, and subject to change, and all of which affected the estimation of the fair values of the assets acquired and liabilities assumed in the Eurobank Acquisition. Actual results could differ from those estimates; others provided with the same information could draw different reasonable conclusions and calculate different fair values.

Changes that may vary significantly from our assumptions include loan prepayments, the rate of default, the severity of defaults, the estimated market values of collateral at disposition, the timing of such disposition, and deposit attrition. Key assumptions used in the valuation of loans acquired included discount rates of 12.91% and constant prepayment rates of 1.5%. Key assumptions used in the valuation of deposits assumed were a weighted average discount of 0.87%, a weighted average maturity of 0.87 years, and a weighted average cost of 2.39%. For core deposit intangible valuation an average terminal economic life of 10 years was used as a key assumption. Key assumptions used in the valuation of the FDIC indemnification asset were credit and OREO losses, average life and discount rates.

2.	FDIC-ASSISTED ACQUISITION
On April 30, 2010 the Bank acquired certain assets and assumed certain deposits and other liabilities of Eurobank from the FDIC in an FDIC-assisted transaction. As part of the Purchase and Assumption Agreement between the Bank and the FDIC (the “Purchase and Assumption Agreement”), the Bank and the FDIC entered into shared-loss agreements (each, a “shared-loss agreement” and collectively, the “shared-loss agreements”), whereby the FDIC will cover a substantial portion of any future losses on loans (and related unfunded loan commitments), foreclosed real estate and other repossessed properties. The acquired loans, foreclosed real estate, and other repossessed property subject to the shared-loss agreements are collectively referred as “covered assets.” Under the terms of the shared-loss agreements, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on covered assets. The term for loss share on single family residential mortgage loans is ten years with respect to losses and loss recoveries, while the term for loss share on commercial loans is five years with respect to losses and eight years with respect to loss recoveries, from the April 30, 2010 acquisition date. The shared-loss agreements also provide for certain costs directly related to the collection and preservation of covered assets to be reimbursed at an 80% level.
Furthermore, in June 2020, approximately ten years following the acquisition date, the Bank may be required to make a true-up payment to the FDIC in the event that losses on covered assets under the shared-loss agreements have been less than estimates. The payment amount would be 50% of the excess, if any, of (i) $181.2 million (or 20% of the intrinsic loss estimate of $906.0 million) less (ii) the sum of (a) $56.9 million (or 25% of the asset discount of $227.5 million), plus (b) 25% of cumulative shared-loss payments, plus (c) the cumulative servicing amount. The cumulative servicing amount is 1% of the average asset for each year during the terms of the shared-loss agreements. As of April 30, 2010, the Bank estimates that there will be no liability under this provision of the Purchase and Assumption Agreement.
The FDIC has certain rights to withhold loss sharing payments if the Bank does not perform its obligations under the shared-loss agreement in accordance with their terms and to withdraw the loss share protection if certain significant transactions are effected without FDIC consent, including certain business combination transactions and sales of shares by our shareholders, some of which may be beyond the Group’s control.
Under the terms of the Purchase and Assumption Agreement, the Bank acquired certain assets of Eurobank, including commercial, construction, one-to-four residential mortgage and other loans, and assumed certain liabilities, including insured and uninsured deposits, but excluding brokered deposits. Based on the closing with the FDIC as of April 30, 2010, the Bank (a) acquired at an estimated fair value of $839.5 million in loans, $20.6 million in foreclosed or repossessed assets, $89.8 million in cash and cash equivalents, $10.1 million in Federal Home Loan Bank (“FHLB”) stock, $1.4 million in a core deposit intangible, and $5.3 million in other assets, and (b) assumed $729.5 million in deposits and $9.4 million in other liabilities. These amounts are estimates and subject to adjustment based upon final settlement with the FDIC on April 30, 2011. Eurobank was a full service commercial bank headquartered in San Juan, Puerto Rico. This acquisition was made to expand the Group’s presence in Puerto Rico.
In consideration for the excess assets acquired over liabilities assumed, the Bank issued a note payable to the FDIC of $715.5 million, a value appreciation instrument (“VAI”) and also agreed to a settlement payable to the FDIC of $10.6 million. At April 30, 2010 the FDIC note payable, the VAI and the FDIC settlement payable had fair values of $716.0 million, $909 thousand and $10.6 million, respectively.

The terms of the Purchase and Assumption Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of Eurobank not assumed by the Bank and certain other types of claims listed in the Purchase and Assumption Agreement.
The Group has determined that the acquisition of the net assets of Eurobank constitutes a business acquisition as defined by the FASB ASC Topic 805 (“Business Combinations”). Accordingly, the assets acquired and liabilities assumed as of April 30, 2010 are presented at their fair values in the table below as required by that Topic. In many cases, the determination of these fair values required management to make estimates about discount rates, expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These fair value estimates are subject to change for up to one year after the closing date of the Eurobank Acquisition as additional information relative to closing date fair values becomes available. The Bank and the FDIC are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price. However, the amount that the Group realizes on these assets could differ materially from the carrying value reflected in the attached Statement of Assets Acquired and Liabilities Assumed primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods. Because of the shared-loss agreements with the FDIC on these assets, as described in Item 2.01 above, the Group does not expect to incur significant losses. To the extent the actual values realized for the acquired loans differ from the estimated amounts, the indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC. The application of the acquisition method of accounting resulted in a net after-tax bargain purchase gain of $10.0 million, which increased the Group’s stockholders’ equity. A summary of the net assets acquired from the FDIC and the estimated fair value adjustments resulting in the net bargain purchase gain follows:

April 30, 2010
(in thousands)

Eurobank’s cost basis net assets on April 30, 2010, before fair value adjustments	$958,328

Fair value adjustments
Loans	(701,208)
Other real estate owned and repossessed property	(8,893)
FDIC loss share receivable	516,250
Core deposit intangible	1,423
Other assets	(14,868)
Time deposits	(7,104)

743,928

Consideration
Note at fair value payable to the FDIC	(715,970)
Settlement payable to the FDIC	(10,590)
Value appreciation instrument	(909)

(727,470)

Pre-tax bargain purchase gain on the Eurobank Acquisition	16,459
Deferred income tax liability, net	(6,419)

Net after-tax bargain purchase gain from the Eurobank Acquisition	$10,040

The net bargain purchase gain represents the excess of the estimated fair value of the assets over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer, and, depending on the nature and amount of the acquirer’s bid the FDIC may be required to make a cash payment to the acquirer or request a payment from the acquirer. In the Eurobank Acquisition as shown in the above table, in consideration for the excess assets acquired over liabilities assumed, the Bank issued to the FDIC a secured promissory note in the amount of $715.5 million. At April 30, 2010 the FDIC note payable and the FDIC settlement payable had fair value of $716.0 million and $10.6 million, respectively.
Pursuant to the Purchase and Assumption Agreement, the FDIC granted to the Bank an exclusive 90-day option, commencing on the acquisition date, to purchase or lease, as applicable, any or all bank premises of Eurobank. The Bank continues to evaluate such bank premises prior to deciding whether or not to exercise the purchase or lease option. As of July 16, 2010, the Bank notified the FDIC of its intention to renew the contracts of some of the leased real estated and furniture and equipment from the FDIC and related lessors.
3.	FHLB STOCK
The Bank acquired $10.1 million in FHLB stock. Subsequent to April 30, 2010, the FHLB stock was redeemed at carrying value.
4.	LOANS COVERED BY LOSS SHARING
The composition of loans covered by loss sharing and other loans acquired in the Eurobank Acquisition at April 30, 2010 is as follows

		% of
		covered	Weighted-Average
	Amount	loans	coupon rate
	(dollars in thousands)

Covered loans
Commercial business	$158,003	10%	5.53%

Real estate:
One-to-four family residential	299,714	20%	5.88%
Commercial and five or more family residential properties	576,168	38%	5.41%

Total real estate	875,882	58%

Real estate construction:
One-to-four family residential	87,709	6%	4.02%
Commercial and five or more family residential properties	218,981	14%	4.29%

Total real estate construction	306,690	20%

Consumer	35,316	2%	9.54%
Leasing	160,493	10%	9.06%

Total covered loans at contractual value	1,536,384	100%

Non-covered loans
Credit cards	4,307		16.84%

Total loans at contractual value	1,540,691

Total discount resulting from acquisition date fair value	(701,208)

Net loans at fair value	$839,483

The loans acquired in the Eurobank Acquisition, except credit cards, are referred as “covered loans” as the Bank will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the shared-loss agreements. Covered loans are accounted for under the FASB ASC Topic 310-30 (“Loans and Debt Securities Acquired with Deteriorated Credit Quality”) and initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. At the April 30, 2010 acquisition date, the Bank estimated the fair value of the Eurobank Acquisition loan portfolio at $839.5 million, which represents the expected discounted cash flows from the portfolio. In estimating such fair value, the Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows represents the “nonaccretable discount”.
The nonaccretable discount represents an estimate of the credit risk in the Eurobank Acquisition loan portfolio at the acquisition date. The credit risk is not reflected in the allowance for loan losses but is recorded as a nonaccretable discount to the loan acquired. The Bank estimated the cash flows expected to be collected by using credit risk, interest rate risk, and prepayment risk models, which incorporate the Bank’s best estimate of current key assumptions, such as default rates, loss severity rates, and prepayment speeds. Under FASB ASC Topic 310-30, purchasers are permitted to aggregate acquired loans into one or more pools, provided that the loans have common risk characteristics. A pool is then accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows.
Under the circumstance that a pool of loans is acquired with a significant discount for credit, but it is determined that for some of the loans in the acquired loan pool that it is probable that all the contractual payments would be received (therefore the loans meet the first criteria of ASC 310-30-15-2 but not the second), the Group applied the discount accretion guidance of ASC 310-30, instead of the standard loan discount accretion guidance of ASC 310-20/FAS 91 to those loans (the “loans under SOP 03-3”). As documented in a letter from the AICPA Depository Institutions Expert Panel (DIEP) to the Office of Chief Accountant of the SEC, on December 5, 2009, the SEC addressed the recognition of discount accretion for loans acquired under these circumstances. As referred to in the AICPA’s letter, when loans are acquired with a significant discount for credit (e.g. at a fair value lower than the contractual amounts due) and such loans are not within the scope of ASC 310-30, that they believed that the SEC “would not object to an accounting policy based on contractual cash flows or an accounting policy based on expected cash flows”, meaning that an entity could either apply the accretion guidance of ASC 310-20 or that of ASC 310-30 to such loans. Consistent with the AICPA’s views, the Group applied the guidance of ASC 310-30 to all loans acquired in transaction (including loans that do not meet scope of ASC 310-30), except for certain credit cards and revolving lines of credit that were expressly scoped out from the application of this guidance.
At April 30, 2010, loans under SOP 03-3 totaled $824.3 million which represented unpaid balances of $1.517 billion reduced by a discount of $692.6 million resulting from acquisition date fair value adjustments. Other loans totaled $15.2 million which represented unpaid balances of $23.8 million reduced by a discount of $8.6 million resulting from acquisition date fair value adjustments. The undiscounted contractual cash flows for the loans under SOP 03-3 are $1.772 billion. The undiscounted estimated cash flows expected to be collected for loans under SOP 03-3 are $1.022 billion. The non-accretable discount on loans under SOP 03-3 amounted to $749.5 million.
The accretable yield on loans represents the amount by which the undiscounted expected cash flows exceed the estimated fair value. At April 30, 2010, such accretable yield was approximately $198.5 million, which is expected to amortize as income over the life of the loan.
Loans under SOP 03-3 are those loans showing evidence of credit deterioration and it is probable, at the date of acquisition, that the Group will not collect all contractually required principal and interest payments. Generally, acquired loans that meet the Group’s definition for nonaccrual status fall within the definition of loans under SOP 03-3 covered loans. Also, if a definitive conclusion cannot be reached based on information that is readily available as to whether it is probable that all of the contractual required payments will not be collected on a loan, an election was made to apply the accretable yield method, as a loan with credit deterioration and impairment. These loans are disclosed as a loan that was acquired with credit deterioration and impairment.

As part of the loan portfolio fair value estimation, the Bank established the FDIC loss share receivable also known as indemnification asset, which represents the present value of the estimated losses on covered loans to be reimbursed by the FDIC. The estimated losses were based on the same cash flow estimates used in determining the fair value of the covered loans. The FDIC loss share receivable will be reduced as losses are recognized on covered loans and loss sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will increase the FDIC loss share receivable. Conversely, if realized losses are less than acquisition date estimates, the portion of the FDIC loss share receivable no longer expected to result in a payment form the FDIC will be amortized to earnings using the effective interest method.
Covered loans under the shared-loss agreements are reported exclusive of the estimated FDIC loss share receivable. The covered loans acquired in the Eurobank Acquisition transaction are, and will continue to be, reviewed for collectability, based on the expectations of cash flows on these loans. As a result, if there is a decrease in expected cash flows due to an increase in estimated credit losses compared to the estimate made at the April 30, 2010 acquisition date, the decrease in the present value of expected cash flows as will be recorded as a provision for covered loan losses charged to earnings and an allowance for covered loans will be established. A related credit to income and an increase in the FDIC loss share receivable will be recognized at the same time, measured based on the loss share percentages described above.

5.	DEPOSITS
Deposit liabilities assumed were composed of the following at April 30, 2010:

	April 30, 2010
		Weighted
		Average
	Amount	Rate
	(dollars in thousands)

Demand and other noninterest-bearing	$80,319
Interest-bearing demand	19,707	1.06%
Money market	8,826	1.63%
Savings	77,832	1.21%

Total demand and savings deposits	186,686

Time deposits:
Less than $100,000	147,947	2.72%
$100,000 or greater	387,811	2.26%

	535,758
Time deposits fair value adjustment	7,104

	542,862

Total deposits	$729,546

At April 30, 2010, scheduled maturities of time deposits were as follows:

Years Ending December 31,
(in thousands)
2010	$331,978
2011	125,059
2012	55,116
2013	10,468
2014	7,394
Thereafter	5,743

Total	$535,758

We recorded CDI of $1.4 million with an estimated economic life of 10 years. The estimated amortization expense for the remainder of 2010 and for the subsequent years is as follows:

Estimated
Amortization
Years Ending December 31,	Expense
(in thousands)
2010	$95
2011	142
2012	142
2013	142
2014	142
Thereafter	759

Total	$1,422

The amount of Eurobank’s demand and savings deposits was $186.7 million at April 30, 2010. The Group believes that the customer relationships associated with these deposits have intangible value. The Group applied Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles. Therefore, the Group determined the amount of the core deposit intangible asset based on a valuation analysis prepared with the assistance of a qualified third party consultant and agreed by management. Based on this valuation, the Group recorded a core deposit intangible asset of approximately $1.4 million, which will be amortized on a straight line basis over its estimated average life, which was determined to be 10 years. In determining the estimated life and valuation, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, and age of the deposit relationships.
Future amortization of this core deposit intangible asset over the estimated life will decrease results of operations, net of any potential tax effect. Since amortization is a noncash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction to equity capital. The Group expects that disallowing this intangible asset should not materially adversely affect the Group’s or the Bank’s regulatory capital ratios.
The core deposit intangible asset is subject to significant estimates by management of the Group related to the value and the life of the asset. These estimates could change over time. The Group will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Group will record the impairment as an expense in its consolidated statement of operations.
Deposit overdrafts reclassified as loan balances were $443 thousand at April 30, 2010.

6.	FDIC NOTE PAYABLE
In consideration for the excess assets acquired over liabilities assumed, the Bank issued to the FDIC a secured promissory note (the “Note”) in the amount of $715.5 million, which is fully recourse to the Bank. The Note is secured by the loans (other than certain consumer loans) acquired from Eurobank under the agreement and all proceeds derived from such loans. The entire outstanding principal balance of the Note is due one year from issuance, or such earlier date as such amount may become due and payable pursuant to the terms of the Note. The Bank may extend the Note’s maturity date for up to four additional one-year periods, subject to the notice requirements set forth therein. The Bank must pay interest in arrears on the Note at the Note Interest Rate (defined below) on the twenty-fifth day of each month or, if such day is not a business day, the next succeeding day that is a business day, commencing June 25, 2010, on the principal amount of the Note outstanding from time to time. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Borrowings under the Note bear interest at the per annum rate of 0.881%, and with respect to any renewal period, shall equal the sum of (a) 0.50% plus (b) the rate, determined by the FDIC on the business day immediately preceding the commencement of such renewal period, equal to the rate on United States Treasury Bills with a maturity of one year (the “Note Interest Rate”). Should the Bank fail to pay any interest as and when due under the Note, such interest will accrue interest at the Note Interest Rate plus 2.00% per annum. At April 30, 2010 the FDIC note payable and the FDIC settlement payable had fair value of $716.0 million and $10.6 million, respectively.
7.	VALUE APPRECIATION INSTRUMENT
As part of the consideration for the transaction, the Group issued to the FDIC a value appreciation instrument (“VAI”). Under the terms of the VAI, the FDIC had the opportunity to obtain a cash payment equal to the product of (a) $334,000 and (b) the amount by which the average of the volume weighted average price of the Company’s common stock for each of the two NYSE trading days immediately prior to the exercise of the VAI exceeds $14.95. The VAI was exercisable by the FDIC, in whole or in part, from and including May 7, 2010 through and including July 6, 2010. During that period the price of the Group’s common stock was under $14.95; therefore the VAI was not exercised by the FDIC. At April 30, 2010 the VAI had a fair value of $909 thousand.
8.	DEFERRED INCOME TAXES
The deferred tax liability, net of deferred tax asset of $6.4 million as of April 30, 2010, is included in other liabilities and is related to the differences between the financial statement and tax bases of assets acquired and liabilities assumed in this transaction. For income tax purposes, the Eurobank Acquisition will be accounted for as an asset purchase and the tax bases of assets acquired will be allocated based on fair value in accordance with Internal Revenue Code from the Department of Treasury of the Commonwealth of Puerto Rico and related regulations. The Group did not acquire any of the tax attributes of Eurobank’s assets and liabilities.
9.	CONTINGENCIES
Pursuant to the Purchase and Assumption Agreement, the Bank will only assume all asset-related offensive Litigation Liabilities and all asset-related defensive Liabilities, but only to the extent such Liabilities relate to assets subject to a shared-loss agreement, and provided that all defensive Litigation and any class actions with respect to credit and business are retained by the FDIC. Management with the advice of its outside Legal counsel, is of the opinion that the ultimate aggregate Liability, if any, resulting from these claims will not have a material adverse effect in the accompanying statement of assets acquired and liabilities assumed.
10.	SUBSEQUENT EVENTS
Subsequent events are events and transactions that occur after the balance sheet date but before financial statements are issued. The effects of subsequent events and transactions are recognized in the financial statements when they provide additional evidence about conditions that existed at the balance sheet date. The Group has evaluated events and transactions occurring subsequent to April 30, 2010, through the date of filing this report. Such evaluation resulted in no adjustments to the accompanying financial statement.